Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation in this Registration Statement of Aftermarket Enterprises, Inc. on Form SB-2 of our report dated March 1, 2007, for the fiscal years ended December 31, 2006 and 2005, and to all references to our firm included in this Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
March 29, 2007
Salt Lake City, Utah